EXHIBIT 3.8
CERTIFICATE OF CORRECTION OF THE CERTIFICATE OF INCORPORATION OF MULTICELL TECHNOLOGIES, INC.

MultiCell Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, Does Hereby Certify:
1.	The name of the Corporation is MultiCell Technologies, Inc.
2.

The instrument being corrected is entitled: Certificate of Amendment of Certificate of Incorporation of MultiCell Technologies, Inc., which was filed on May 18, 2005 with the Secretary of State of the State of Delaware (the "Amendment").

3.

The first sentence of Paragraph Fourth of the Amendment contains a typographical error. The Amendment was intended to amend the first two paragraphs only of Article Fourth of the Corporation's Certificate of Incorporation. Upon the filing of this Certificate of Correction with the Delaware Secretary of State, the first sentence of Paragraph Fourth of the Amendment shall be amended to read as follows:

"FOURTH: The first two paragraphs of Article Fourth of the Certificate shall be amended to read in their entirety as follows:"

          "In Witness Whereof, MultiCell Technologies, Inc., acting pursuant to Section 103(f) of the Delaware General Corporation Law, has caused this Certificate of Correction to be signed by its Chief Executive Officer this 31st day of May, 2005.

MultiCell Technologies, Inc.
By: /s/ W. Gerald Newmin W. Gerald Newmin Chief Executive Officer